Exhibit 99.1

Contact:    Damon Elder                        FOR IMMEDIATE RELEASE
Spotlight Marketing Communications
(949) 427-1377
damon@spotlightmarcom.com

Pacific Oak Strategic Opportunity REIT and Pacific Oak Strategic Opportunity REIT II Complete Merger to Form $2 Billion Company(1)

LOS ANGELES (October 5, 2020)— Pacific Oak Strategic Opportunity REIT, Inc. announced today the completion of its previously announced merger with Pacific Oak Strategic Opportunity REIT II, Inc. in a stock-for-stock transaction, creating a combined company with in excess of $2 billion1 in gross real estate and real estate-related assets. The combined company has retained the name “Pacific Oak Strategic Opportunity REIT, Inc.” and the merger is expected to qualify as a tax-free reorganization.

“We appreciate the trust and confidence of our stockholders and thank them for their support and votes in favor of the merger,” said Keith D. Hall, Chief Executive Officer and a director of Pacific Oak Strategic Opportunity REIT. “We believe the merger creates a stronger and more robust company, and provides significant benefits to stockholders, including improved access to capital markets and reduced operating costs.”

Under the terms of the merger, in exchange for each share of common stock owned, Pacific Oak Strategic Opportunity REIT II stockholders received 0.9643 shares of the combined company’s common stock. Pacific Oak Strategic Opportunity REIT stockholders prior to the merger own approximately 69%, and former Pacific Oak Strategic Opportunity REIT II stockholders own approximately 31%, of the combined company, on a fully diluted basis.

Management believes the merger delivers enhanced value to all stockholders and allows each company’s stockholders to participate in a larger, stronger and more diversified combined company. Several stockholder benefits are expected, including;

•the combined company’s portfolio is more diversified with respect to tenants, asset type and geographic location than the individual portfolios on a stand-alone basis;
•the combined balance sheet has increased equity and liquidity as compared to the individual companies on a stand-alone basis;
•the combined company benefits from the elimination of duplicative overhead costs and the creation of a more streamlined and efficient business structure; and
•the enhanced size, scale and financials of the combined company may improve access to capital markets and reduce the cost of capital, which may be used to support strategic investments to drive growth opportunities.

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The merger agreement was negotiated on behalf of the stockholders by their respective special committees, each of which was composed exclusively of independent directors from each of the boards of directors. Each special committee was advised by separate independent financial and legal advisors. The board of directors of Pacific Oak Strategic Opportunity REIT and the board of directors of Pacific Oak Strategic Opportunity REIT II each unanimously approved the merger.

Advisors

Houlihan Lokey acted as financial advisor to Pacific Oak Strategic Opportunity REIT’s special committee of the board of directors and SunTrust Robinson Humphrey, Inc. acted as financial advisor to Pacific Oak Strategic Opportunity REIT II’s special committee of the board of directors. Morrison & Foerster LLP acted as legal counsel to Pacific Oak Strategic Opportunity REIT’s special committee of the board of directors, Rogers & Hardin LLP acted as legal counsel to Pacific Oak Strategic Opportunity REIT II’s special committee of the board of directors and DLA Piper LLP (US) acted as legal counsel to Pacific Oak Strategic Opportunity REIT.

About Pacific Oak Strategic Opportunity REIT, Inc.

Pacific Oak Strategic Opportunity REIT, Inc. is a public, non-traded corporation headquartered in Los Angeles, California, that has elected to be taxed and currently qualifies as real estate investment trust and invests in opportunistic real estate and other real estate-related investments. The company manages a portfolio valued in excess of $2 billion(1), comprised of nine office properties, one office portfolio consisting of four office buildings with approximately 3.8 million rentable square feet and 14 acres of undeveloped land, two hotel properties, two apartment properties, one residential home portfolio consisting of 1,760 single-family rental homes, three investments in undeveloped land with approximately 1,000 developable acres, an investment in an office/retail property redevelopment, six investments in unconsolidated entities and three investments in real estate equity securities as of October 5, 2020.

1 This is the estimated value reflected in the December 2019 estimated net asset value (“NAV”) and acquisition price for acquisitions subsequent to the December 2019 NAV valuation date for real estate and investments in unconsolidated joint ventures, plus the value as of June 30, 2020 for equity securities, for investments in the portfolio as of June 30, 2020.  Value has been adjusted for the company’s share of consolidated and unconsolidated joint ventures. For more information, see each company’s respective Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 19, 2019.

Forward-Looking Statements

This communication contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Pacific Oak Strategic Opportunity REIT cannot give any assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Pacific Oak Strategic Opportunity REIT’s expectations include, but are not limited to, availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of Pacific Oak Strategic Opportunity REIT; and other factors, including those set forth in the Risk Factors section of Pacific Oak Strategic Opportunity REIT’s most recent Annual Report on Form 10-K filed with the SEC, and other reports filed by Pacific Oak Strategic Opportunity REIT with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Pacific Oak Strategic Opportunity REIT undertakes no obligation to update these statements for revisions or changes after the date of this communication, except as required by law.